Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Summary Consolidated Financial Data,” “Selected Consolidated Financial Data,” and “Experts,” which are incorporated by reference in the Registration Statement (Form S-3 No. 333-00000) of TNS, Inc. for the registration of 630,255 shares of its common stock and to the use of our reports dated February 4, 2005 (except with respect to the matters discussed in paragraphs 4 and 5 in Note 10, as to which the date is March 30, 2005), which are incorporated by reference from the Registration Statement (Form S-3 No. 333-127851).

/s/ Ernst & Young LLP

McLean, VA

September 14, 2005